Exhibit 99

Tennant Company Reports Second Quarter 2025 Results

Delivered Net Sales of $319 Million on Strong Order Growth

Returned $19 Million to Shareholders

Reaffirms 2025 Guidance

MINNEAPOLIS, MN (Aug. 6, 2025)—Tennant Company ("Tennant" or the "Company") (NYSE: TNC) today reported its financial results for the quarter ended June 30, 2025.

(In millions, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Incr / (Decr)	2025	2024	Incr / (Decr)
Net sales	$318.6	$331.0	(3.7)%	$608.6	$642.0	(5.2)%
Net income	$20.2	$27.9	(27.6)%	$33.3	$56.3	(40.9)%
Diluted EPS	$1.08	$1.45	(25.5)%	$1.77	$2.94	(39.8)%

Adjusted diluted EPS(a)	$1.49	$1.83	(18.6)%	$2.60	$3.65	(28.8)%
Adjusted EBITDA(a)	$51.0	$58.6	(13.0)%	$92.0	$113.5	(18.9)%
Adjusted EBITDA(a) margin %	16.0%	17.7%	(170 bps)	15.1%	17.7%	(260 bps)

Highlights
•Delivered net sales of $318.6 million for the second quarter of 2025, reflecting a 3.7% decrease from the second quarter of 2024, or a 4.5% organic decline. The year-over-year decline was driven by volume decreases across all geographies, particularly in North America, as we lapped a $26 million backlog-reduction benefit concentrated in higher-margin products in the prior-year period.

•Underlying business fundamentals remain robust with order rates increasing 4.0% compared to the second quarter of 2024, demonstrating continued market demand and customer confidence in our solutions.

•Achieved Adjusted EBITDA(a) of $51.0 million, in line with our expectations, representing a decrease of $7.6 million compared to the second quarter of 2024. Adjusted EBITDA(a) margin of 16.0% decreased 170 basis points, primarily driven by volume declines, due mostly to the challenging comparison against the significant backlog-reduction benefit that enhanced margins in the prior year.

•Returned capital to shareholders through dividends totaling $5.4 million and share repurchases of 179,824 shares for $13.4 million during the quarter.

•Reaffirms its 2025 guidance as we continue to manage macroeconomic uncertainties. We are actively implementing mitigation strategies to address tariff impacts through strategic supply-chain optimization and targeted pricing initiatives.

•Announced the launch of the Z50 Citadel™ Outdoor Sweeper, a market-leading solution purpose-built for industrial and municipal outdoor environments. The Z50 marks Tennant Company's entry into the outdoor sweeping market, unlocking new growth opportunities within our existing and adjacent markets.

"Tennant delivered solid second quarter results that keep us on track to achieve our full-year guidance," said Dave Huml, Tennant President and Chief Executive Officer. "We delivered net sales of $319 million with adjusted EBITDA(a) of $51 million, or 16% of sales. The organic sales decline of 4.5% is driven by the lapping of
(a) See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 2 – Tennant Company Reports Second Quarter 2025 Results
a $26 million backlog reduction benefit in the prior year second quarter. Our underlying order demand grew 4% and is our fifth consecutive quarter of order growth at or above long-term targets. The growth in order demand is a direct result of the global team's focused execution of our enterprise growth strategy, and we are clearly building momentum into the second half of 2025. While macroeconomic uncertainty and potential tariff impacts remain variables for the remainder of the year, we remain committed to prioritizing investments that align with our strategic objectives while maintaining spending discipline to deliver sustained profitable growth."

Net Sales
Consolidated net sales for the second quarter of 2025 totaled $318.6 million, a 3.7% decrease compared to consolidated net sales of $331.0 million in the second quarter of 2024. The components of the consolidated net sales change were as follows:

	Three Months Ended June 30,	Six Months Ended June 30,
	2025 vs. 2024
Price	1.8%	0.9%
Volume	(6.3)%	(5.6)%
Organic decline	(4.5)%	(4.7)%
Acquisitions	—%	0.2%
Foreign currency	0.8%	(0.7)%
Total	(3.7)%	(5.2)%

Organic Sales
Organic sales, which exclude the effects of foreign currency and acquisitions, decreased 4.5% in the second quarter compared to the prior year. This decrease was driven by volume declines across all geographies, partly offset by price realization.

	Three Months Ended June 30, 2025				Six Months Ended June 30, 2025
	Americas	EMEA	APAC	Total	Americas	EMEA	APAC	Total
Organic sales decline	(5.5)%	(1.4)%	(5.0)%	(4.5)%	(6.2)%	(0.4)%	(6.2)%	(4.7)%

Americas(b): The 5.5% decrease in the second quarter was primarily driven by volume declines in industrial equipment, particularly in North America, which was lapping a $26 million backlog-reduction benefit in the prior-year period. This was partially offset by price realization and volume increases in commercial equipment.

EMEA(c): The 1.4% decrease in the second quarter was primarily due to volume declines in Germany and the Middle East region, partly offset by volume increases in the UK and Iberia, and price realization.

APAC(d): The 5.0% decrease in the second quarter was primarily due to decreased volumes in China, partly offset by increased equipment volume in Australia.

(b) Includes North America and Latin America.
(c) Includes Europe, the Middle East, and Africa.
(d) Includes China, Australia, Japan, and other Asian markets.

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Page 1 – Tennant Company Reports Second Quarter 2025 Results
Operating Results
The gross profit margin of 42.1% in the second quarter of 2025 declined 100 basis points compared to the second quarter of 2024. This decrease was driven by product and customer mix as well as ongoing inflation and lower productivity, partly offset by price realization. The prior-year quarter benefited from a significant backlog, largely consisting of higher-margin industrial products sold through direct channels.

Selling and Administrative ("S&A") expense totaled $93.7 million in the second quarter of 2025, a $0.8 million increase compared to the second quarter of 2024. The increase was primarily driven by higher costs linked to our strategic investments, including Enterprise Resource Planning ("ERP") costs, and a bad debt charge. This increase was partly offset by lower variable compensation and discretionary spending. When excluding non-GAAP costs, Adjusted S&A(a) as a percentage of net sales increased to 27.3% in the second quarter of 2025, compared to 26.4% in the second quarter of 2024. The increase was primarily due to a bad debt charge.

Adjusted EBITDA(a) was $51.0 million in the second quarter of 2025, compared to $58.6 million in the prior-year period. The decrease in Adjusted EBITDA(a) was primarily due to volume declines in net sales and a lower gross margin rate. Adjusted EBITDA margin(a) for the second quarter of 2025 was 16.0%, down 170 basis points compared to 17.7% in the prior-year period.

Net income was $20.2 million in the second quarter of 2025 compared to $27.9 million in the second quarter of 2024. Adjusted net income(a) was $27.8 million in the second quarter of 2025, a decrease of $7.4 million compared to the second quarter of 2024. The decrease was primarily due to lower operating performance mentioned above, partly offset by lower income taxes.

Cash Flow, Liquidity and Capital Allocation
Tennant generated $22.5 million of cash flow for operating activities during the second quarter of 2025, a $3.9 million increase compared to the prior-year period. Operating cash flow in the second quarter of 2025 was impacted by investments in our ERP project as well as working capital investments and lower operating performance. Tennant generated free cash flow(a) of $18.7 million in the second quarter of 2025, which included investments in our ERP project of $16.0 million. When excluding ERP investments, the Company converted 137.2% of net income to free cash flow in the second quarter of 2025.

Liquidity remained strong with a balance of $80.1 million in cash and cash equivalents at the end of the second quarter, and $434.3 million of unused borrowing capacity under the Company's revolving credit facility.

The Company continues to strategically deploy cash flow to meet operational capital requirements and to return capital to shareholders in alignment with its capital allocation priorities. During the second quarter of 2025, the Company invested $3.8 million in capital expenditures and returned $18.8 million to shareholders through dividends and share repurchases. The Company remains diligent in managing its debt and maintaining a strong balance sheet. The Company's net leverage ratio was 0.66 times Adjusted EBITDA.(a)(e)

(a) See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.
(e) Net leverage is based on the midpoint of the 2025 guidance range.

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Page 2 – Tennant Company Reports Second Quarter 2025 Results
2025 Guidance
For 2025, Tennant reaffirms the following guidance ranges:

(In millions, except per share data)	2025 Guidance Ranges
Net sales	$1,210 - $1,250
Organic net sales decline	(1.0)% - (4.0)%
Diluted net income per share	$3.80 - $4.30
Adjusted diluted net income per share**	$5.70 - $6.20
Adjusted EBITDA**	$196 - $209
Adjusted EBITDA margin**	16.2% - 16.7%
Capital expenditures	~$20
Adjusted effective tax rate**	23% - 27%

**Excludes ERP modernization costs, other certain nonoperational items and amortization expense.

Conference Call
Tennant will host a conference call to discuss its 2025 second quarter results on August 7, 2025, at 9 a.m. Central Time (10 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the overview page. A replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.29 billion in 2024 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in more than 21 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements
Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets the Company serves. Particular risks and uncertainties presently facing it include: geopolitical and economic uncertainty throughout the world; our ability to comply with global laws and regulations; changes in foreign currency exchange rates; our ability to adapt to customer pricing sensitivities; the competition in our business; fluctuations in the cost, quality or availability of raw materials and purchased components; our ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; our ability to attract, retain and develop key personnel and create effective succession planning strategies; our ability to effectively develop and manage strategic planning and growth processes and the related operational plans; our ability to successfully upgrade and evolve our information technology systems; our ability to successfully protect our information technology systems from cybersecurity risks; complications with our new ERP system; the occurrence of a significant business interruption; our ability to maintain the health and safety of our workers; our ability to integrate acquisitions; our ability to develop and
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Page 3 – Tennant Company Reports Second Quarter 2025 Results
commercialize new innovative products and services; and risks related to our business transformation and strategic initiatives.

The Company cautions that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect the Company's results can be found in its 2024 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by the Company in its filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

The Company believes that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income – as adjusted, net income per diluted share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. The Company uses these measures to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). The Company calculates the Non-GAAP measures by adjusting for ERP modernization costs, restructuring-related costs, transaction-related costs and amortization expense. The Company calculates income tax expense – as adjusted by adjusting for the tax effect of these Non-GAAP measures. The Company calculates net income per diluted share – as adjusted by adjusting for the after-tax effect of these Non-GAAP measures and dividing the result by the diluted weighted average shares outstanding. The Company calculates EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

INVESTOR RELATIONS CONTACT:

Lorenzo Bassi
Vice President, Finance and Investor Relations
investors@tennantco.com
763-540-1242

FINANCIAL TABLES FOLLOW
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Page 4 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$318.6	$331.0	$608.6	$642.0
Cost of sales	184.5	188.3	354.5	361.8
Gross profit	134.1	142.7	254.1	280.2
Selling and administrative expense	93.7	92.9	184.4	182.8
Research and development expense	9.8	11.2	19.5	21.3
Operating income	30.6	38.6	50.2	76.1
Interest expense, net	(2.2)	(2.5)	(4.5)	(4.8)
Net foreign currency transaction (loss) gain	(0.8)	0.7	(1.0)	0.5
Other (expense) income, net	(0.3)	0.1	(0.2)	0.2
Income before income taxes	27.3	36.9	44.5	72.0
Income tax expense	7.1	9.0	11.2	15.7
Net income	$20.2	$27.9	$33.3	$56.3

Net income per share
Basic	$1.10	$1.47	$1.79	$2.99
Diluted	$1.08	$1.45	$1.77	$2.94

Weighted average shares outstanding
Basic	18,508,758	18,896,361	18,605,187	18,780,995
Diluted	18,687,918	19,206,801	18,820,298	19,141,274
GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
Americas	$213.5	$227.8	(6.3)%	$410.8	$443.4	(7.4)%
Europe, Middle East and Africa	84.7	81.5	3.9%	160.7	158.3	1.5%
Asia Pacific	20.4	21.7	(6.0)%	37.1	40.3	(7.9)%
Total	$318.6	$331.0	(3.7)%	$608.6	$642.0	(5.2)%
(1) Net of intercompany sales.
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Page 5 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except shares and per share data)	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$80.1	$99.8
Receivables, less allowances of $10.1 and $7.1, respectively	265.3	259.1
Inventories	195.4	183.8
Prepaid and other current assets	33.8	33.9
Total current assets	574.6	576.6
Property, plant and equipment, less accumulated depreciation of $342.7 and $310.9, respectively	192.5	184.4
Operating lease assets	53.9	54.6
Goodwill	207.2	185.6
Intangible assets, net	58.2	58.7
Other assets	155.1	130.2
Total assets	$1,241.5	$1,190.1
LIABILITIES AND EQUITY
Current portion of long-term debt	$0.4	$1.3
Accounts payable	122.3	126.9
Employee compensation and benefits	41.3	53.1
Other current liabilities	110.8	110.9
Total current liabilities	274.8	292.2
Long-term debt	213.4	198.2
Long-term operating lease liabilities	34.1	36.3
Employee benefits	14.8	13.5
Deferred income taxes	5.3	4.9
Other liabilities	45.4	22.9
Total long-term liabilities	313.0	275.8
Total liabilities	$587.8	$568.0
Common Stock, $0.375 par value; 60,000,000 shares authorized; 18,532,326 and 18,849,456 shares issued and outstanding, respectively	7.0	7.1
Additional paid-in capital	46.5	76.7
Retained earnings	632.0	609.7
Accumulated other comprehensive loss	(33.6)	(72.7)
Total Tennant Company shareholders' equity	651.9	620.8
Noncontrolling interest	1.8	1.3
Total equity	653.7	622.1
Total liabilities and total equity	$1,241.5	$1,190.1
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Page 6 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended June 30,
	2025	2024
OPERATING ACTIVITIES
Net income	$33.3	$56.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	21.9	19.5
Amortization expense	6.8	7.8
Deferred income tax benefit	(0.2)	(1.2)
Share-based compensation expense	5.8	5.3
Bad debt and returns expense	3.3	0.6
Other, net	0.3	0.3
Changes in operating assets and liabilities:
Receivables	(2.4)	(22.8)
Inventories	(8.3)	(22.9)
Accounts payable	(6.2)	20.8
Employee compensation and benefits	(13.9)	(14.9)
Other assets and liabilities	(18.3)	(27.3)
Net cash provided by operating activities	22.1	21.5
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(10.8)	(7.2)
Purchase of investment	—	(32.1)
Payments made in connection with business acquisition, net of cash acquired	—	(25.7)
Investment in leased assets	(0.2)	(0.3)
Cash received from leased assets	0.4	0.4
Net cash used in investing activities	(10.6)	(64.9)
FINANCING ACTIVITIES
Proceeds from borrowings	15.0	40.0
Repayments of borrowings	(0.8)	(27.5)
(Repurchases) proceeds from exercise of stock options, net of employee tax withholdings obligations of $2.9 and $3.6, respectively	(2.4)	19.6
Repurchases of common stock	(33.6)	(9.1)
Dividends paid	(11.0)	(10.6)
Net cash (used in) provided by financing activities	(32.8)	12.4
Effect of exchange rate changes on cash and cash equivalents	1.6	(1.5)
Net decrease in cash and cash equivalents	(19.7)	(32.5)
Cash and cash equivalents at beginning of period	99.8	117.1
Cash and cash equivalents at end of period	$80.1	$84.6
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Page 7 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Net Income and Net Income Per Share

(In millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income - as reported	$20.2	$27.9	$33.3	$56.3
Adjustments:
Amortization expense	2.5	2.9	5.0	5.8
Restructuring-related charge (S&A expense) (2)	(0.3)	0.4	0.8	0.4
ERP modernization costs (S&A expense) (3)	5.1	2.6	9.6	4.5
Transaction and integration-related costs (S&A expense) (4)	—	1.4	—	2.9
Legal contingency costs (S&A expense) (5)	0.3	—	0.3	—
Net income - as adjusted	$27.8	$35.2	$49.0	$69.9

Net income per share - as reported:
Diluted	$1.08	$1.45	$1.77	$2.94
Adjustments:
Amortization expense	0.14	0.15	0.27	0.30
Restructuring-related charge (S&A expense) (2)	(0.02)	0.02	0.04	0.02
ERP modernization costs (S&A expense) (3)	0.27	0.14	0.51	0.24
Transaction and integration-related costs (S&A expense) (4)	—	0.07	—	0.15
Legal contingency costs (S&A expense) (5)	0.02	—	0.02	—
Net income per diluted share - as adjusted	$1.49	$1.83	$2.60	$3.65
(2) Restructuring expenses reflect our ongoing global reorganization efforts to align our expense structure with key strategic initiatives and long-term business objectives.
(3) Enterprise Resource Planning (ERP) modernization initiative investment. Represents the expense component of our broader ERP investment, excluding capitalized costs. This investment is expected to drive future operational efficiencies across the organization.
(4) Due diligence and integration costs associated with the acquisition of TCS, and costs associated with the investment in Brain Corp, Inc.
(5) Incremental expense associated with the legal settlement accrual related to the Oxygenator Water Technologies, Inc. (OWT) intellectual property dispute regarding ec-H2O™ technology, as described in Note 16, Commitments and Contingencies, in "Item 8. Financial Statement and Supplementary Data" of the 2024 Form 10-K.
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Page 8 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income - as reported	$20.2	$27.9	$33.3	$56.3
Less:
Interest expense, net	2.2	2.5	4.5	4.8
Income tax expense	7.1	9.0	11.2	15.7
Depreciation expense	11.3	9.9	21.9	19.5
Amortization expense	3.4	3.9	6.8	7.8
EBITDA	44.2	53.2	77.7	104.1
Adjustments:
Restructuring-related charge (S&A expense) (2)	(0.3)	0.6	1.2	0.6
ERP modernization costs (S&A expense) (3)	6.7	3.4	12.7	5.9
Transaction and integration-related costs (S&A expense) (4)	—	1.4	—	2.9
Legal contingency costs (S&A expense) (5)	0.4	—	0.4	—
EBITDA - as adjusted	$51.0	$58.6	$92.0	$113.5
EBITDA margin - as adjusted	16.0%	17.7%	15.1%	17.7%

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Page 9 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Selling and Administrative Expense (S&A expense) and Operating Income

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
S&A expense - as reported	$93.7	$92.9	$184.4	$182.8
S&A expense as a percent of net sales - as reported	29.4%	28.1%	30.3%	28.5%
Adjustments:
Restructuring-related charge (S&A expense) (2)	0.3	(0.6)	(1.2)	(0.6)
ERP modernization costs (S&A expense) (3)	(6.7)	(3.4)	(12.7)	(5.9)
Transaction and integration-related costs (S&A expense) (4)	—	(1.4)	—	(2.9)
Legal contingency costs (S&A expense) (5)	(0.4)	—	(0.4)	—
S&A expense - as adjusted	$86.9	$87.5	$170.1	$173.4
S&A expense as a percent of net sales - as adjusted	27.3%	26.4%	27.9%	27.0%

Operating income - as reported	$30.6	$38.6	$50.2	$76.1
Operating margin - as reported	9.6%	11.7%	8.2%	11.9%
Adjustments:
Restructuring-related charge (S&A expense) (2)	(0.3)	0.6	1.2	0.6
ERP modernization costs (S&A expense) (3)	6.7	3.4	12.7	5.9
Transaction and integration-related costs (S&A expense) (4)	—	1.4	—	2.9
Legal contingency costs (S&A expense) (5)	0.4	—	0.4	—
Operating income - as adjusted	$37.4	$44.0	$64.5	$85.5
Operating margin - as adjusted	11.7%	13.3%	10.6%	13.3%
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Page 10 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Income Before Income Taxes and Income Tax Expense

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Income before income taxes - as reported	$27.3	$36.9	$44.5	$72.0
Adjustments:
Amortization expense	3.4	3.9	6.8	7.8
Restructuring-related charge (S&A expense) (2)	(0.3)	0.6	1.2	0.6
ERP modernization costs (S&A expense) (3)	6.7	3.4	12.7	5.9
Transaction and integration-related costs (S&A expense) (4)	—	1.4	—	2.9
Legal contingency costs (S&A expense) (5)	0.4	—	0.4	—
Income before income taxes - as adjusted	$37.5	$46.2	$65.6	$89.2

Income tax expense - as reported	$7.1	$9.0	$11.2	$15.7
Effective tax rate - as reported	26.0%	24.4%	25.2%	21.8%
Adjustments (6):
Amortization expense	0.9	1.0	1.8	2.0
Restructuring-related charge (S&A expense) (2)	—	0.2	0.4	0.2
ERP modernization costs (S&A expense) (3)	1.6	0.8	3.1	1.4
Legal contingency costs (S&A expense) (5)	0.1	—	0.1	—
Income tax expense - as adjusted	$9.7	$11.0	$16.6	$19.3
Effective tax rate - as adjusted	25.9%	23.8%	25.3%	21.6%
(6) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.
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Page 11 – Tennant Company Reports Second Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Free Cash Flow Conversion

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income - as reported	$20.2	$27.9	$33.3	$56.3
Adjustments:
ERP modernization costs (S&A expense) (3)	5.1	2.6	9.6	4.5
Net income - as adjusted	$25.3	$30.5	$42.9	$60.8

Cash provided by operating activities - as reported	$22.5	$18.6	$22.1	$21.5
Less:
Capital expenditures	(3.8)	(4.2)	(10.8)	(7.2)
Free cash flow (7)	$18.7	$14.4	$11.3	$14.3
Adjustments:
ERP modernization spend	16.0	9.0	28.4	16.2
Free cash flow - as adjusted	$34.7	$23.4	$39.7	$30.5

Net income to free cash flows conversion	137.2%	76.7%	92.5%	50.2%
(7) Free Cash Flow reflects cash provided by operating activities less capital expenditures.
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